Exhibit 6.8

NEWSMAX INC.

EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”), is made and effective as of this ___ day of _________ (the “Grant Date”), by and between Newsmax Inc., a Florida corporation (“Company”), and ____________________________________ (“Participant”).

W I T N E S E T H:

WHEREAS, the Company is desirous of increasing the incentive of Participant whose contributions are important to the continued success of the Company;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the Company hereby grants Participant options to purchase shares of the Company’s Class B Common Stock (“Class B Common Stock”) pursuant to the Newsmax Inc. Equity Incentive Plan (the “Plan”), upon the following terms and conditions. Capitalized terms not defined herein shall have the meaning ascribed thereto in the Plan.

1. GRANT OF OPTION

Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to the Participant an Option to purchase an aggregate of ___________________________ (_____________) shares of the Company’s Class B Common Stock. [This Option is intended to qualify as an “incentive stock option” under Code Section 422. However, to the extent the Option fails to continue to meet the requirements of Code Section 422 it shall automatically be re-designated as a Non-Qualified Stock Option on the date of such failure to continue to meet such requirements.]

2. EXERCISE PRICE

The Exercise Price of this Option shall be $______ per share of Common Stock of the Company, which is no less than the Fair Market Value of a share of Class B Common Stock on the Grant Date.

3. TERM AND VESTING OF OPTION

(a) Option Period. This Option shall terminate and all rights to purchase shares hereunder shall cease on the tenth anniversary of the Grant Date.

(b) Vesting. Subject to Section 5 and 6 hereof, this Option shall become vested upon the dates described in the following schedule:

Date	Incremental Percentage of Option that Vests	Cumulative Percentage of Vested Option

91st day of Grant Date	25%	25%
182nd day of Grant Date	25%	50%
273rd day of Grant Date	25%	75%
365th day of Grant Date	25%	100%

There shall be no proportionate or partial vesting in the periods between the vesting dates and all vesting shall occur only on the aforementioned vesting dates.

4. EXERCISE AND PAYMENT

(a) General. No portion of the Option granted pursuant to this Agreement may be exercised until the earlier of (i) the date the Company has concluded an Initial Public Offering, (ii) the date immediately prior to the specified effective date of a Change in Control, or (iii) nine and one-half (9-1/2) years from the Grant Date.

(b) Method of Exercise. When the Option has vested and is eligible to be exercised, Participant may exercise the Option accordance with the following provisions. Participant shall deliver to the Company a written notice stating that Participant is exercising the Option and specifying the number of shares of Common Stock which are to be purchased pursuant to the Option, and such notice shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised, by one or more of the methods provided for in the Plan. Said notice must be delivered to the Company at its principal office and addressed to the attention of Chief Financial Officer. An attempt to exercise any Option granted hereunder other than as set forth in the Plan shall be invalid and of no force and effect.

(c) Payment of the Exercise Price. Payment of the Exercise Price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made by one of the following methods:

(i) cash, certified or cashier’s check, bank draft or money order;

(ii) to the extent permitted by the Committee at the time of exercise, by delivering to the Company of shares of Common Stock which have been previously owned by Participant for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes; such shares shall be valued, for purposes of determining the extent to which the Exercise Price has been paid thereby, at their Fair Market Value on the date of exercise; without limiting the foregoing, the Committee may require Participant to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the Company incurring any liability under Section 16(b) of the Exchange Act; or

(iii) by any other method which the Committee, in its sole and absolute discretion and to the extent permitted by applicable law, may permit, including, but not limited to through a “cashless exercise sale and remittance procedure” pursuant to which Participant shall concurrently provide irrevocable instructions (1) to a brokerage firm approved by the Committee to effect the immediate sale of the requisite number of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by the Company by reason of such exercise and (2) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

5. TERMINATION OF EMPLOYMENT

Upon Participant’s termination of employment or other service with the Company all of the unvested portion of the Option shall immediately be forfeited. Subject to Section 4 of this Agreement and Section 8 of the Plan, any vested portion of the Option at the time of Participant’s termination of employment may be exercised for up to 90 days following the date of such termination; provided, however, in the event that Participant’s employment is terminated because of his or her death or Disability, and subject to Section 4 of this Agreement and Section 8 of the Plan, the Participant (or his or her estate) shall have one year to exercise the vested portion of the Option.

6. MISCELLANEOUS

(a) Company’s Right to Repurchase Award Stock and Right to First Refusal. All shares of Class B Common Stock that are issued pursuant to this Agreement are subject to the Company’s right to repurchase and right of first refusal as provided for in Section 11 of the Plan.

(b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by, and construed in accordance with the laws of the State of Delaware.

(c) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(d) Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

(e) Withholding. In connection with the exercise of the Option, the Participant agrees (a) to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local, domestic or foreign taxes of any kind required by law to be withheld with respect to such exercise, and (b) that the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of the Option.

(f) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(g) Entire Agreement; Amendments. This Agreement (including the documents and exhibits referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

(h) No Rights to Continued Employment. Nothing contained herein shall give the Participant the right to be retained in the employment or service of the Company or any of its subsidiaries or affiliates or affect the right of any such employer to terminate the Participant.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NEWSMAX INC.

By:
Name:
Title:

PARTICIPANT:

Name:
Address:

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